Exhibit 3.01

AMENDMENT TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment to Amended and Restated Rights Agreement, dated as of October 31, 2011 (this “Amendment”), is between New Frontier Media, Inc., a Colorado corporation (the “Company”), and Corporate Stock Transfer, Inc., as Rights Agent (the “Rights Agent”).

WITNESSETH

WHEREAS, the Company and the Rights Agent are parties to an Amended and Restated Rights Agreement, dated August 1, 2008 (the “Rights Agreement”), which currently provides in Section 7(a) for a Final Expiration Date (as defined therein) of 5:00 P.M., New York City time, on December 21, 2011;

WHEREAS, Section 7(a) of the Rights Agreement further provides, in pertinent part, that such date may be changed to a later date by the Company, acting by resolution of its Board of Directors (the “Board”) prior to the expiration of the Rights (as defined therein);

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date (as defined therein), the Company may, acting by resolution of its Board, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the rights granted therein; and

WHEREAS, the Company, by such Board action, desires to amend, and hereby directs the Rights Agent to Amend, the Rights Agreement as set forth in this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

A. Amendment.  Section 7(a) of the Rights Agreement is hereby amended and restated its entirety to read as follows:

(a)           Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) 5:00 P.M., New York City time, on December 21, 2014, or such later date as may be established by the Company, acting by resolution of its Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board of Directors, (the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof (the earlier of (i) and (ii) being herein referred to as the “Expiration Date”).

B. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except to the extent specifically amended hereby, the Rights Agreement and all related documents shall remain in full force and effect as written.

C. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

D. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall be for all purposes deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the day and year first above written.

Attest:		NEW FRONTIER MEDIA, INC.

	/s/ Marc Callipari	By:	/s/ Michael Weiner
Name:	Marc Callipari	Name:	Michael Weiner
Title:	General Counsel	Title:	Chief Executive Officer

Attest:		CORPORATE STOCK TRANSFER, INC.

	/s/ Henry Daniel Bell	By:	/s/ Carylyn Bell
Name:	Henry Daniel Bell	Name:	Carylyn Bell
Title:	VP	Title:	President

[Signature Page to Amendment to Rights Agreement]